Exhibit 10.3

AMENDMENT NO. 1 TO AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is entered into as of August 6, 2010, by and among SPARTON CORPORATION, a corporation organized under the laws of the State of Ohio (“Sparton”), SPARTON ELECTRONICS FLORIDA, INC., a corporation organized under the laws of the State of Florida (“Sparton Florida”), SPARTRONICS, INC., a corporation organized under the laws of the State of Michigan (“Spartronics”), SPARTON MEDICAL SYSTEMS, INC., a corporation organized under the laws of the State of Michigan (“Sparton Medical”), SPARTRONICS VIETNAM CO., LTD, a corporation organized under the laws of Vietnam (“Spartronics Vietnam”), SPARTON TECHNOLOGY, INC., a corporation organized under the laws of New Mexico (“Sparton Technology”), SPARTON OF CANADA, LIMITED, a Canadian corporation (“Sparton Canada”), SPARTON MEDICAL SYSTEMS COLORADO, LLC, a limited liability company organized under the laws of the State of Colorado (“Sparton Medical Colorado”) (Sparton, Sparton Florida, Spartronics, Sparton Medical, Sparton Vietnam, Sparton Technology, Sparton Canada, and Sparton Medical Colorado are each a “Borrower”, and collectively the “Borrowers”), PNC BANK, NATIONAL ASSOCIATION, successor to National City Bank (successor to National City Business Credit, Inc.) (“PNC”), the various financial institutions named therein or which hereafter become a party thereto, (together with PNC, collectively, “Lenders”) and PNC, as agent for the Lenders (in such capacity, “Agent”).

BACKGROUND

WHEREAS, Borrowers (other than Sparton Medical Colorado), Agent, and Lenders are parties to an Amended and Restated Revolving Credit and Security Agreement dated as of August 14, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

WHEREAS, Sparton Medical Colorado is a wholly-owned subsidiary or Sparton.

WHEREAS, Sparton Medical Colorado desires to become a Borrower under the Loan Agreement, and Agent, Lenders, and the other Borrowers have agreed to this request on the terms and conditions in this Amendment.

WHEREAS, Sparton Medical Colorado has acquired certain assets of Delphi Medical Systems, LLC, a Delaware limited liability company, in accordance with the Delphi Medical Systems Acquisition Documents.

WHEREAS, in connection with the foregoing, Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

(a) Section 1.2 is amended to add the following defined terms in the proper alphabetical order:

“Amendment No. 1” means that certain Amendment No. 1 to this Agreement among Agent, Lenders, and Borrowers dated as of August 6, 2010.

“Delphi Medical Systems Acquisition” means Sparton Medical Colorado’s acquisition of certain assets of Delphi Medical Systems, LLC in accordance with the documents attached as collective Exhibit A to Amendment No. 1 (the “Delphi Medical Systems Acquisition Documents”).

“Delphi Medical Systems Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of July 9, 2010 among Delphi Medical Systems, LLC and Sparton Medical Colorado.

(b) The definition of “Fixed Charge Coverage Ratio” in Section 1.2 is amended to read as follows:

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfinanced Capital Expenditures made during such period, minus cash taxes paid during such period, minus all stock repurchases during such period, minus all cash contributions and payments with respect to pension obligations during such period to (b) all Senior Debt Payments during such period; provided that, the Fixed Charge Coverage Ratio shall be calculated excluding the operations at Sparton Medical Colorado on or before September 30, 2010. The Fixed Charge Coverage Ratio is calculated for Borrowers on a Consolidated Basis.

(c) Section 2.6(b) is hereby amended to read as follows:

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following the Agent’s receipt of those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(d) Section 5.6 is hereby amended to read as follows:

5.6 Entity Names. Except with respect to Sparton Medical as disclosed in its articles of incorporation, no Borrower has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person (except for Sparton Medical Colorado with respect to the Delphi Medical Systems Acquisition) during the preceding five (5) years.

(e) Section 7.1(a) of the Loan Agreement is amended to provide that the Delphi Medical Systems Acquisition is a permitted acquisitions under Section 7.1(a).

(f) Section 7.4 of the Loan Agreement is amended to provide that Sparton’s acquisition of the Equity Interests of Sparton Medical Colorado is a permitted investment under Section 7.4.

(g) Section 7.12 of the Loan Agreement is amended to provide that Sparton’s formation of Sparton Medical Colorado as a wholly-owned Subsidiary is permitted under Section 7.12.

3. Joinder Agreement. Simultaneously with the execution of this Amendment, Sparton Medical Colorado must execute and deliver to Agent the Joinder Agreement attached as Exhibit B. When the Amendment Conditions Precedent (defined below) are satisfied:

(a) Sparton Medical Colorado assumes and is jointly and severally liable for all of the Obligations.

(b) Sparton Medical Colorado is for all purposes a Borrower under the Loan Agreement and the Other Documents as if it were an original signatory thereto. Before, however, Sparton Medical Colorado’s Receivables or Inventory may be included in the Formula Amount, Agent must have received a satisfactory field examination with respect to Sparton Medical Colorado. In no event will Eligible Inventory include: (i) Sparton Medical Colorado’s Inventory that is determined to be obsolete or excess inventory in calculating the Final Inventory Value as described in Section 3.1.C of the Delphi Medical Systems Asset Purchase Agreement; or (ii) Excess Inventory (as defined in the Delphi Medical Systems Asset Purchase Agreement) as described in Section 3.1.D of the Delphi Medical Systems Asset Purchase Agreement.

4. Prohibition on Use of Revolving Advances to Fund Purchase Price. Borrowers may not fund any part of the Purchase Price (as defined in the Delphi Medical Systems Asset Purchase Agreement) from Revolving Advances.

5. Colorado Opinion. By August 30, 2010, Borrowers must deliver to Agent and Lenders an opinion of counsel that is reasonably acceptable to Agent (the “Colorado Opinion”), with respect to the laws of the State of Colorado, that:

(a) Sparton Medical Colorado is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Colorado. Sparton Medical Colorado has all requisite power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver the Loan Documents (as defined in the Opinion Letter by Bodman LLP with respect to Sparton Medical Colorado delivered to Agent and Lenders of approximate even date herewith (the “Bodman Opinion”)) to which it is a party and to engage in the transactions contemplated by the Loan Documents (as defined in the Bodman Opinion).

(b) When executed and delivered, the Loan Documents (as defined in the Bodman Opinion) to which Sparton Medical Colorado is a party will be legal, valid, and binding obligations of Sparton Medical Colorado, enforceable against Sparton Medical Colorado in accordance with their terms.

6. Expenses. Upon the execution of this Amendment, Borrowers must pay to Agent all costs and expenses incurred by Agent in connection with this Amendment, including reasonable attorneys’ fees of Agent’s counsel.

7. Conditions Precedent to Effectiveness of this Amendment. This Amendment is not effective until each of the following conditions precedent (the “Amendment Conditions Precedent”) have been satisfied to Agent’s satisfaction:

(a) Agent has received fully executed copies of this Amendment and all Exhibits and related documents that require a signature, including all documents listed on the Preliminary Closing List attached as Exhibit C, other than the Opinion.

(b) The Delphi Medical Systems Acquisition has closed on terms and conditions satisfactory to Agent.

(c) All loan documents, including notes, security agreements, guarantees, subordination agreements, landlord waivers, financial statements, legal opinions, evidence of insurance, and other documents, are satisfactory in form and substance to Agent and its legal counsel.

8. Representations and Warranties. Each Borrower represents, warrants, and agrees that:

(a) The execution, delivery, and performance of this Amendment are within its corporate, limited liability company, or limited partnership powers, have been duly authorized, and do not violate any statute, law, regulation, or its articles of incorporation, articles of organization, by-laws, or other organizational documents, or any material agreement or undertaking to which it is a party or by which it is bound.

(b) This Amendment is a legal, valid, and binding obligation of each Borrower, enforceable against each in accordance with its terms.

(c) After giving effect to the amendments in this Amendment, the representations and warranties contained in the Loan Agreement and the Other Documents are true on and as of the date of this Amendment with the same force and effect as if made on and as of the date of this Amendment.

(d) No Default or Event of Default exists on the date of this Amendment.

(e) All Obligations are due and owing without setoff, counterclaim, or defense.

9. Effect on the Agreement.

(a) References in the Loan Agreement and the Other Documents to the Loan Agreement are treated as references to the Loan Agreement as amended by this Amendment. Without limiting the definition of Other Documents, this Amendment and all other agreements and documents executed in connection with it are Other Documents.

(b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified, reaffirmed, confirmed and approved.

(c) If there is an express conflict between the terms of this Amendment and the terms of the Loan Agreement or the Other Documents, the terms of this Amendment control.

(d) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

10. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.

11. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.

[Signatures pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Roger Reeder
Roger Reeder, Vice President

ACKNOWLEDGED AND AGREED:

SPARTON CORPORATION

By:	/s/ Gregory A. Slome
Gregory A. Slome, Senior Vice President and Chief Financial Officer

SPARTON ELECTRONICS FLORIDA, INC.

By:	/s/ Gregory A. Slome
Gregory A. Slome, Treasurer and Secretary

SPARTRONICS, INC.

By:	/s/ Gregory A. Slome
Gregory A. Slome, Treasurer and Secretary

SPARTON MEDICAL SYSTEMS, INC.

By:	/s/ Gregory A. Slome
Gregory A. Slome, Treasurer and Secretary

SPARTRONICS VIETNAM CO., LTD.

By:	/s/ Cary B. Wood
Cary B. Wood, General Director

SPARTON TECHNOLOGY, INC.

By:	/s/ Gregory A. Slome
Gregory A. Slome, Treasurer and Secretary

SPARTON OF CANADA, LIMITED

By:	/s/ Cary B. Wood
Cary B. Wood, President

SPARTON MEDICAL SYSTEMS COLORADO, LLC, as Borrower

By:	/s/ Michael Osborne
Michael Osborne, Secretary